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As filed with the Securities and Exchange Commission on March 17, 2014.

Registration No. 333-193661

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Paylocity Holding Corporation
 (Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	46-4066644 (I.R.S. Employer Identification No.)

3850 N. Wilke Road
Arlington Heights, Illinois 60004
(847) 463-3200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Steven R. Beauchamp
President and Chief Executive Officer
3850 N. Wilke Road
Arlington Heights, Illinois 60004
(847) 463-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John J. Gilluly III, P.C. DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 457-7000	Christopher J. Austin Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-193661) of Paylocity Holding Corporation is being filed solely for the purpose of filing Exhibit 5.1. Accordingly, a preliminary prospectus has been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Select Market listing fee.

SEC registration fee	$15,807
FINRA filing fee	17,750
NASDAQ Global Select Market listing fee	150,000
Blue sky fees and expenses	5,000
Transfer agent and registrar fees	10,000
Accounting fees and expenses	1,053,000
Legal fees and expenses	1,400,000
Printing and engraving costs	315,000
Miscellaneous expenses	110,000

Total	$3,076,557

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  For any breach of the director's duty of loyalty;

  •
  For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  Under section 174 of the Delaware General Corporation law regarding unlawful dividends and stock purchases; or

  •
  For any transaction for which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, our bylaws provide that:

  •
  We are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  We may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

  •
  We may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

  •
  The rights conferred in the bylaws are not exclusive.

        We intend to enter into indemnity agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        The indemnification provisions in our restated certificate of incorporation and amended and restated bylaws and the indemnity agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of the our directors and officers for liabilities arising under the Securities Act.

        Reference is also made to the underwriting agreement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

        We are seeking to obtain directors' and officers' liability insurance and expect the insurance to include coverage for securities matters.

Item 15.    Recent Sales of Unregistered Securities

        Since October 1, 2010, we have sold and issued the following unregistered securities:

  •
  In June 2012, we issued 8,399,899 shares of our Series B preferred stock to a total of 8 accredited investors at a price of $3.2481 per share resulting in an aggregate purchase price of $27,283,712.

  •
  From October 1, 2010 through December 31, 2013, we issued options to our employees to purchase an aggregate of 1,900,994 shares of our common stock under our 2008 Equity Incentive Plan, with exercise prices ranging from $2.28 to $7.04 per share.

        No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number	Description
1.1†	Form of Underwriting Agreement.
2.1†	Share Exchange Agreement, dated November 7, 2013.
3.1†	Certificate of Incorporation of the Registrant, as currently in effect.
3.1.1†	First Certificate of Amendment to Certificate of Incorporation, dated March 5, 2014.
3.2†	Form of First Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering.
3.3†	Bylaws of the Registrant, as currently in effect.
3.4†	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering.

Exhibit Number	Description
4.1†	Amended and Restated Investor Rights Agreement, dated June 29, 2012.
4.2†	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 29, 2012.
4.3†	Amended and Restated Voting Agreement, dated June 29, 2012.
4.4†	Promissory Note, dated March 9, 2011, payable to Commerce Bank & Trust Company.
4.5.1†	Revolving Line of Credit Note, dated March 9, 2011, payable to Commerce Bank & Trust Company.
4.5.2†	Allonge to Revolving Line of Credit Note, dated November 27, 2013.
5.1	Opinion of DLA Piper LLP (US).
10.1†	Loan and Security Agreement by and among Commerce Bank & Trust Company and Paylocity Corporation, dated May 5, 2009.
10.1.1†	First Amendment to Loan and Security Agreement, dated March 9, 2011.
10.2†	Form of Indemnification Agreement for directors and officers.
10.3†	2008 Equity Incentive Plan and forms of agreement thereunder.
10.3.1†	First Amendment to the 2008 Equity Incentive Plan, dated August 5, 2010.
10.3.2†	Second Amendment to the 2008 Equity Incentive Plan, dated June 29, 2012.
10.4†	2014 Equity Incentive Plan and forms of agreement thereunder.
10.5†	Third Amended and Restated Executive Employment Agreement between Paylocity Corporation and Steven R. Beauchamp, dated February 7, 2014.
10.6†	Employment Agreement between Paylocity Corporation and Steven I. Sarowitz, effective July 1, 2013.
10.7†	Second Amended and Restated Executive Employment Agreement between Paylocity Corporation and Michael R. Haske, dated February 7, 2014.
10.8†	Office Lease between 3850 Wilke LLC and Paylocity Corporation, dated January 12, 2007.
10.8.1†	Amendment to Office Lease, dated January 5, 2011.
10.8.2†	Amendment to Office Lease, dated May 6, 2013.
10.9†	2014 Employee Stock Purchase Plan.
21.1†	List of subsidiaries of the Registrant.
23.1†	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
24.1†	Power of Attorney (see page II-5 to the original filing of this registration statement on Form S-1).

†
Previously filed.

(b)
Financial Statement Schedules

        All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17.    Undertakings

        The registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington Heights, Illinois on the 17th day of March, 2014.

PAYLOCITY HOLDING CORPORATION
By:	/s/ STEVEN R. BEAUCHAMP Steven R. Beauchamp President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name		Title	Date

/s/ STEVEN R. BEAUCHAMP Steven R. Beauchamp		President and Chief Executive Officer (Principal Executive Officer) and Director	March 17, 2014
/s/ PETER J. MCGRAIL Peter J. McGrail		Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2014
* Jeffrey T. Diehl		Director	March 17, 2014
* Mark H. Mishler		Director	March 17, 2014
* Steven I. Sarowitz		Executive Chairman	March 17, 2014
* Ronald V. Waters, III		Director	March 17, 2014
*By:	/s/ PETER J. MCGRAIL Peter J. McGrail Attorney-in-Fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES